Exhibit 10(m)

DESCRIPTION OF

RESTRICTED STOCK UNIT AWARD

GRANTED UNDER THE

OLIN 2003 LONG TERM INCENTIVE PLAN

1.	Terms

The terms and conditions of these Restricted Stock Units are contained in the Award Certificate evidencing the grant of such Award, this Award Description and in the Olin 2003 Long Term Incentive Plan (the “Plan”).

2.	Definitions

“Vesting Date” means with respect to a Restricted Stock Unit, the date on which you become entitled to receive the shares underlying the Restricted Stock Unit, as set forth in your Award Certificate.

Other capitalized terms used but not defined herein have the meanings specified in the Plan.

3.	Vesting and Payment

(a)	Except as otherwise provided in the Plan or in this Award Description, your interest in the Restricted Stock Units awarded to you will vest only at the close of business on the Vesting Date for such Restricted Stock Units, if you are employed by Olin from the grant date through the Vesting Date. Each Restricted Stock Unit not vested shall be forfeited.

(b)	Each vested Restricted Stock Unit shall be payable by delivery of one share of Olin Common Stock (subject to adjustment as provided in the Plan), except as otherwise provided in the Plan.

(c)	Each outstanding Restricted Stock Unit shall accrue Dividend Equivalents (amounts equivalent to the cash dividends payable in cash), deferred in the form of cash. Such Dividend Equivalents shall be paid only when and if the Restricted Stock Unit on which such Dividend Equivalents were accrued vests. Dividend Equivalents will accrue interest at an annual rate equal to Olin’s before tax cost of borrowing as determined from time to time by the Chief Financial Officer, the Treasurer or the Controller of the Company (or in the event there is no such borrowing, the Federal Reserve A1/P1 Composite rate for 90 day commercial paper plus 10 basis points, as determined by any such officer) or such other rate as determined from time to time by the Board or the Committee, compounded quarterly, from the date accrued to the earlier of the date paid or forfeiture. To the extent a Restricted Stock Unit does not vest or is otherwise forfeited, any accrued and unpaid Dividend Equivalents (and any interest on such Dividend Equivalents) shall be forfeited.

(d)	The total number of vested Restricted Stock Units (and Dividend Equivalents and related interest) at the end of a calendar year shall be paid on or before March 15 of the following year, except as otherwise specifically provided in the Plan.

(e)	Restricted Stock Units shall carry no voting rights nor, except as specifically provided herein, be entitled to receive any dividends or other rights enjoyed by shareholders.

4.	Termination of Employment

(a)	Any Restricted Stock Units not yet vested shall be forfeited if your employment terminates either for cause or without Olin’s written consent. If your employment should terminate before the applicable Vesting Date without cause and with Olin’s written consent or by virtue of your death or total disability or retirement under an Olin benefit plan, the Committee shall determine, in its sole discretion, which outstanding Restricted Stock Units not yet vested (including Dividend Equivalents and related interest), if any, shall not be forfeited provided that you are not a Section 16 officer or director of Olin when your employment terminates, the Chief Executive Officer of Olin shall be authorized to make such determination.

(b)	With respect to any non-forfeited Restricted Stock Units (and Dividend Equivalents and related interest) of a terminated Participant relating to incomplete Vesting Period, you will receive shares in payment of such Restricted Stock Units (and related Dividend Equivalents and interest, if any) as soon as practicable, subject to the provisions of the Plan.

5.	Tax Withholding

Olin will withhold from the payout of the Restricted Stock Units (and related Dividend Equivalents) the amount necessary to satisfy your federal, state and local withholding tax requirements.

6.	Miscellaneous

By accepting the Award of Restricted Stock Units, you agree that such Award is special compensation, and that any amount paid will not affect

(a)	The amount of any pension under any pension or retirement plan in which you participate as an employee of Olin,

(b)	The amount of coverage under any group life insurance plan in which you participate as an employee of Olin, or

(c)	The benefits under any other benefit plan or any kind heretofore or hereafter in effect, under which the availability or amount of benefits is related to compensation.

(d)	It is the intention of Olin and the Participant that all income tax liability on Restricted Stock Units be deferred in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, for nonqualified deferred compensation plans, until the Participant actually receives such payment. To the extent Section 409A applies to this award, this award and the Plan shall be deemed amended to comply with Section 409A to the extent permitted by law and the Restricted Stock Units award shall be construed in favor of meeting the requirements for deferral of compensation under Section 409A.

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